SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]       Preliminary Proxy Statement

[   ]       Confidential, for Use of the
             Commission Only (as permitted
             by Rule 14a-6(e)(2))

[   ]       Definitive Proxy Statement

[X]       Definitive Additional Materials

[   ]       Soliciting Material Pursuant to §240.14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]       No fee required

[   ]       Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[   ]       Fee paid previously with preliminary materials.

[   ]       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

April 19, 2010

Members are encouraged to vote their OGE shares
 Vote by telephone or Internet any time

The Annual Meeting of Shareowners of OGE Energy Corp. will be held at 10 a.m. Thursday, May 20, at the National Cowboy and Western Heritage Museum in Oklahoma City for the following purposes:

(1)	To elect three members of the Board of Directors
(2)	To amend the Restated Certificate of Incorporation and By-laws to provide for the annual election of directors
(3)	To ratify the appointment of Ernst & Young LLP as our principal independent accountants

The Board of Directors recommends a vote FOR all three proposals.

Most company members are shareowners through benefit plans like the Retirement Savings Plan (401k) administered by Fidelity Investments and as shareowners are entitled to vote.   The company would like to emphasize the importance of everyone voting their shares. Active members who own OGE shares through the Retirement Savings Plan will receive a Proxy card with instructions for voting by one of three methods:

●	Internet: www.proxyvote.com
●	Telephone: 1-800-690-6903
●	Mail: Return the Proxy Card in the postage paid envelope

When voting on the Internet or by telephone, shareowners will need their control number which is printed on the proxy card.

Electronic voting and Web site posting of financial reports and proxy information help the company save thousands of dollars in printing, mailing and handling costs.  Every member who participates in the electronic voting process, by Internet or telephone, contributes to the savings.

Members requiring more information should notify Todd Tidwell via e-mail at tidweltj@oge.com.

Results of the shareowner proxy voting will be announced during the Annual Meeting on May 20.

End